Filed Pursuant to Rule 424(b)(2)
Registration No. 333-220792

PROSPECTUS

3,500,000 Shares of Common Stock

We are conducting a rights offering pursuant to which we are distributing to holders of our common stock and warrants to purchase our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.148991 subscription rights for each share of common stock held of record (or shares that are deemed to be owned, assuming the exercise of warrants) as of 5:00 p.m., New York time on November 22, 2017. We are distributing subscription rights exercisable for up to 3,500,000 shares of our common stock.

The total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $3.50 per share, which we refer to as the basic subscription privilege. Stockholders as of the record date will also have oversubscription rights as described herein.

The subscription rights may be exercised at any time during the subscription period, which will commence on November 29, 2017. The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on December 19, 2017, unless we extend the rights offering period. We reserve the right to extend the rights offering period at our sole discretion, subject to certain limitations described herein. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or market.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

We have entered into an Investment Agreement with one our major stockholders, MFP Partners, L.P. ("MFP"), pursuant to which MFP has agreed to purchase from us, subject to certain conditions, the shares of common stock not subscribed for in the rights offering, at a price per share equal to the subscription price in the rights offering (the "Backstop Commitment"). The unsubscribed shares sold to MFP, if any, will be issued in a private placement and would not be registered pursuant to the registration statement of which this prospectus forms a part. In addition to the investment under the Investment Agreement, as a stockholder as of the record date, MFP will have the right to subscribe for and purchase shares of our common stock under its basic subscription privilege and its oversubscription privilege. One of our directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP.

Subject to the terms of the Investment Agreement with MFP, we reserve the right to cancel the rights offering at any time for any reason. If we cancel this rights offering, all subscription payments received by the subscription agent, who is our transfer agent, will be returned, without interest or penalty, as soon as practicable.

Our common stock is traded on the Nasdaq Capital Market under the symbol "SANW." On November 15, 2017, the last reported sales price of our common stock on the Nasdaq Capital Market was $3.00 per share.

The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 12 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See "Where You Can Find More Information and Incorporation by Reference."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2017

TABLE OF CONTENTS

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	1
PROSPECTUS SUMMARY	7
RISK FACTORS	12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
MARKET PRICE OF OUR COMMON STOCK	17
DIVIDEND POLICY	18
DILUTION	19
DESCRIPTION OF CAPITAL STOCK	20
DESCRIPTION OF THE RIGHTS OFFERING	22
DESCRIPTION OF THE BACKSTOP COMMITMENT	30
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS	31
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	36
EXPERTS	36
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE	37

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus relates only to the subscription rights and underlying shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to make such an offer. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any distribution of subscription rights or sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (the "SEC") before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

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Unless the context requires otherwise or unless otherwise noted, all references to "S&W Seed" or "S&W" are to S&W Seed Company, a Nevada corporation, and all references to "we," "us" or "our" are to S&W Seed Company and our subsidiaries on a consolidated basis.

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

Our functional and reporting currency is the U.S. Dollar. Foreign currency denominated revenues and expenses are translated using average rates of exchange during the reporting period. Foreign currency denominated monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is being offered in this rights offering?

We are distributing at no charge to holders of our common stock and warrants to purchase our common stock non-transferable subscription rights to purchase shares of our common stock. We are including the holders of warrants in the rights offering on an as-exercised basis, along with the holders of our common stock, pursuant to the terms of the warrants as issued in December 2014. You will receive 0.148991 subscription rights for each share of common stock you owned (or are deemed to own, assuming exercise by the holders of the warrants) as of 5:00 p.m., New York time on November 22, 2017, the record date. The subscription rights per share ratio has been calculated based on the number of shares outstanding plus the shares issuable upon exercise of the warrants as of the record date, which totals an aggregate of 23,491,364 shares. The subscription rights entitle the holders (including holders of our common stock and warrants) to purchase up to an aggregate of 3,500,000 shares. The subscription rights will be evidenced by subscription rights certificates.

The total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $3.50 per share. Because the total number of subscription rights issued to each stockholder will be rounded down to the nearest whole number, we may not issue the full number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

What is the subscription privilege?

For each whole right that you own, you will have a subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 10,000 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive subscription rights representing the right to purchase 1,489 shares of common stock for $3.50 per share.

If you exercise your subscription rights in full, at the same time, you may also exercise your oversubscription privilege, as described below. See "What is the oversubscription privilege?"

What is the oversubscription privilege?

If any of our stockholders and warrantholders do not exercise all of the subscription rights issued to them in this rights offering, then each holder who has exercised subscription rights in full will have the opportunity to purchase additional shares of our common stock at the subscription price of $3.50 per share under the oversubscription right, up to the amount of unexercised subscription rights. By extending oversubscription rights to our stockholders and warrantholders, we are providing those holders who have exercised all of their subscription rights with an opportunity to purchase shares that are not purchased by other stockholders and warrantholders in this rights offering pursuant to their subscription privilege. The exact number of shares that will be available for the oversubscription pool will be determined by subtracting from 3,500,000 the number of shares subscribed for pursuant to the subscription privilege. All subscription funds, including any funds for oversubscription shares, will be held in escrow pending final determination of the oversubscription allocation.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded down so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction the numerator of which is the number of unsubscribed shares and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

Why are we conducting the rights offering?

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds from the rights offering to fund our acquisition of GMO alfalfa assets from DuPont Pioneer, a wholly-owned subsidiary of E.I. du Pont de Nemours and Company ("Dupont Pioneer"), in connection with our December 2014 acquisition of certain alfalfa assets from DuPont Pioneer, and for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for the repayment of debt, including our credit facility with KeyBank and our outstanding promissory note issued to DuPont Pioneer, or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies. See "Use of Proceeds."

In authorizing the rights offering, our board of directors considered and evaluated a number of factors, including:

  our current capital resources and our future need for additional liquidity and capital;
  the size and timing of the rights offering;
  the potential dilution to our current stockholders if they choose not to participate in the offering;
  alternatives available for raising capital, including debt and other forms of equity raises;
  the potential impact of the rights offering on the public float for our common stock;
  MFP's willingness to backstop the rights offering;
  that applicable NASDAQ marketplace rules do not require stockholder approval of the rights offering or the Backstop Commitment; and
  the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of common stock.

How was the subscription price for the rights offering determined?

Our board of directors considered a number of factors in determining the price for the rights offering, including:

  the price per share at which MFP is willing to backstop the rights offering;
  the price per share at which a new investor and two of our major stockholders, MFP and Wynnefield Capital, Inc., purchased shares in a private placement in July 2017;
  "pass through" savings as a result of conducting the rights offering with no investment banking support;
  the price at which our stockholders might be willing to participate in the rights offering;
  historical and current trading prices for our common stock, including on a volume weighted average share price basis over certain periods; and
  the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

What is the role of MFP in this offering?

We have entered into an Investment Agreement with MFP, pursuant to which MFP has agreed to purchase from us, subject to certain conditions, the shares of common stock not subscribed for in the rights offering at a price per share equal to the subscription price in the rights offering. The unsubscribed shares sold to MFP, if any, will be issued in a private placement. Accordingly, such shares would not be registered pursuant to the registration statement of which this prospectus forms a part, although we have agreed to register such shares in a separate registration statement. MFP will not receive a fee in connection with the Backstop Commitment; however, we have agreed to pay up to $50,000 of MFP's expenses in connection with the Investment Agreement. MFP purchased shares of common stock from us in a private placement in July 2017 at a price of $4.00 per share.

In addition to the investment pursuant to the Backstop Commitment, as a stockholder as of the record date, MFP will have the right to subscribe for and purchase shares of our common stock under its basic subscription privilege and its oversubscription privilege. See "Description of the Backstop Commitment" for more information regarding the terms of the Investment Agreement and the role of MFP.

Am I required to exercise the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your subscription privilege and other stockholders fully exercise their subscription privilege and/or MFP acquires shares of common stock pursuant to the Backstop Commitment, the percentage of our common stock owned by other stockholders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors is making no recommendations regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See "Risk Factors" in this prospectus and in the documents incorporated by reference into this prospectus.

Who may participate in the rights offering?

All stockholders of record on November 22, 2017, the record date approved by our board of directors for this rights offering, are entitled to receive rights and purchase shares in this rights offering. In addition, the holders of outstanding warrants to purchase our common stock are eligible to participate pro rata with our stockholders, assuming the deemed exercise of such warrants on the day preceding the record date. As used in this prospectus in connection with the rights offering, unless the context otherwise provides, the terms "stockholders," "you" and "your" include the holders of the warrants.

Will our directors, executive officers or significant stockholders participate in the rights offering?

Our directors and executive officers who own shares of common stock and/or warrants, as well as other significant stockholders, are permitted, but not required, to participate in the rights offering on the same terms and conditions applicable to all stockholders. Certain of our directors, executive officers and significant stockholders may participate in the rights offering. In fact, subject to the terms and conditions of the rights offering, (i) certain members of our board of directors and our management have expressed their intention to purchase their respective pro rata share of the subscription rights, and (ii) MFP has expressed its intention to purchase its pro rata share of the subscription rights and has also committed to purchase shares of our common stock not subscribed for in the rights offering pursuant to the Backstop Commitment. Despite the indication of interest by our directors and management, and by MFP, there is no assurance that any of such parties will purchase shares in the rights offering, other than, with respect to MFP, shares (if any) purchased by MFP under the Backstop Commitment.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on November 29, 2017, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on December 19, 2017. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the expiration date of the subscription period at our sole discretion, we currently do not intend to do so. Any extension of the subscription period for more than 30 days will require MFP's prior written consent.

May I transfer my subscription rights?

No, the rights are exercisable only by stockholders and warrantholders of record as of the record date, and you may not sell, transfer or assign your subscription rights to anyone else.

Are there any limits on the number of shares of common stock I may own as a result of the exercise of subscription rights under the rights offering?

Yes. Subject to your ability to exercise the oversubscription privilege, you may only purchase the number of whole shares of common stock purchasable upon exercise of the basic subscription privilege included in the subscription rights distributed to you in the rights offering. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of our shares of common stock you held (including any shares of common stock issuable upon the exercise of warrants) on the record date. Although stockholders that fully and properly exercise their basic subscription privilege have the right to exercise the oversubscription privilege, there can be no assurances of the number of shares, if any, that a holder will be able to acquire through the exercise of the oversubscription privilege. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Are we requiring a minimum subscription to complete the rights offering?

No. Any shares not subscribed for in the rights offering will be purchased by MFP pursuant to the Backstop Commitment.

Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under "Description of the Rights Offering - Amendment, Withdrawal and Termination."

Can the rights offering be canceled?

Yes. We reserve the right to cancel the rights offering at any time for any reason, subject to the terms of the Investment Agreement with MFP as described in this prospectus. If the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights if I am a record holder of shares of common stock?

If you wish to participate in the rights offering, you must properly complete the subscription rights certificate distributed by the subscription agent and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., New York time, on December 19, 2017. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. If the payment exceeds the subscription price for the full exercise of your subscription rights, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in "street name" through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

If you wish to participate in the rights offering, you should complete and return to your nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your nominee with the other rights offering materials. If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription payment to that nominee as well pursuant to their instructions. You must act timely to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable, all subscription payments. If you own shares in "street name," it may take longer for you to receive payment because the payments will be returned through your nominee.

Must I pay the subscription price in cash?

Yes. You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the subscription privilege by wire, bank draft drawn on a U.S. bank, U.S. postal money order or personal check that clears before the expiration date of the rights offering.

Will the shares of common stock I acquire in the rights offering be subject to any stockholder agreement restricting my ability to sell or transfer my new shares of common stock?

No. You will not be subject to any stockholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering. However, under federal securities laws, our affiliates will be subject to restrictions on their ability to transfer shares of our common stock by virtue of their status as "affiliates" of us. An "affiliate" is generally defined as a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

After I exercise my subscription rights, may I change my mind?

No. All exercises of subscription rights are irrevocable by the stockholders, even if you later learn information about us that you consider unfavorable or our stock price declines. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person or entity may charge.

How do I exercise my subscription rights if I am a record holder of shares of common stock, and I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will not mail and instead will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled "Description of the Rights Offering - Foreign and Other Stockholders."

When will I receive my new shares of common stock?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

What are the material U.S. federal income tax consequences of the receipt and exercise of my subscription rights?

For U.S. federal income tax purposes, we do not believe you should recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering, but the treatment of the receipt and exercise of subscription rights is unclear in certain respects. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see "Material U.S. Federal Income Tax Consequences to U.S. Holders."

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription privilege, and the rights offering is completed, the number of shares of our common stock you own will not change but, due to the fact that shares will be purchased by other stockholders in the rights offering and/or MFP pursuant to the Backstop Commitment, your percentage ownership of our total outstanding common stock will decrease, and your voting and other rights will be diluted.

How many shares of common stock will be outstanding after the rights offering?

As of the record date, there were 20,791,365 shares of our common stock outstanding. We will issue up to a maximum of 3,500,000 shares of common stock in the rights offering and/or pursuant to the Backstop Commitment. Based on the number of shares issued and outstanding as of the record date, if we issue all 3,500,000 shares of common stock available in this rights offering, we would have 24,291,365 shares of common stock issued and outstanding following the completion of the rights offering. Assuming no change in the number of shares issued and outstanding as of the record date, the dilution from the rights offering would be 14.5%.

How much money will we receive from the rights offering and related financing?

If we issue all 3,500,000 shares of common stock available in this rights offering and/or pursuant to the Backstop Commitment, we will receive gross proceeds of $12,250,000. The net proceeds to us, after deducting estimated offering expenses, will be approximately $11,900,000. We estimate that the expenses of the rights offering will be approximately $350,000. We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position.

We intend to use the net proceeds from the rights offering to fund our acquisition of GMO alfalfa assets from DuPont Pioneer (in connection with our December 2014 acquisition of certain alfalfa assets from DuPont Pioneer) and for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for the repayment of debt, including our credit facility with KeyBank and our outstanding promissory note issued to DuPont Pioneer, or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies. See "Use of Proceeds."

Who should I contact if I have more questions?

If you have more questions about the rights offering process or need additional copies of the rights offering documents, please contact our information agent, Transfer Online, Inc., at (503) 227-2950.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading "Risk Factors," and the documents incorporated by reference into this prospectus, which are described under the heading "Where You Can Find More Information and Incorporation by Reference."

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The subscription rights and common stock are not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Our Company and Corporate History

Company Overview

Founded in 1980 and headquartered in the Central Valley of California, we are a global agricultural company. Grounded in our historical expertise and what we believe is our present leading position in the breeding, production and sale of alfalfa seed, we continue to build towards our goal of being recognized as the world's preferred proprietary forage, grain and specialty crop seed company. In addition to our primary activities in alfalfa seed, we have recently expanded our product portfolio by adding hybrid sorghum and sunflower seed, which complement our alfalfa seed offerings by allowing us to leverage our infrastructure, research and development expertise and our distribution channels, as we begin to diversify into what we believe are higher margin opportunities. We also continue to conduct our stevia breeding program, having filed two additional patent applications in fiscal 2016.

Following our initial public offering in fiscal year 2010, we expanded certain pre-existing business initiatives and added new ones, including:

  diversifying our production geographically by expanding from solely producing seed in the San Joaquin Valley of California to initially adding production capability in the Imperial Valley of California, then expanding into Australia (primarily South Australia) and, most recently, adding production in other western states and Canada;

  expanding from solely offering non-dormant varieties to now having a full range of both dormant and non-dormant varieties;

  expanding the depth and breadth of our research and development capabilities in order to develop new varieties of both dormant and non-dormant alfalfa seed with traits sought after by our existing and future customers;

  diversifying into complementary proprietary crops by acquiring the assets of a Queensland, Australia company specializing in breeding and licensing of hybrid sorghum and sunflower seed;

  expanding our distribution channels and customer base, initially through the acquisition of the customer list of a key international customer in the Middle East in July 2011, and thereafter, through certain strategic acquisitions;

  expanding our sales geographically both through the expansion of our product offerings to make available product needed in regions we historically did not cover and through an expansion of our sales and marketing efforts generally; and

  implementing a stevia breeding program to develop new stevia varieties that incorporate the most desirable characteristics of this all-natural, zero calorie sweetener.

We have accomplished these expansion initiatives through a combination of organic growth and strategic acquisitions, foremost among them:

  the acquisition in July 2011 of certain intangible assets, including the customer information, related to the field seed and small grain business of Genetics International, Inc., which had previously operated in the Middle East and North Africa ("MENA"), and which began our transition into selling directly to MENA distributors;

  the acquisition of Imperial Valley Seeds, Inc. in October 2012, which enabled us to expand production of non-GMO seed into California's Imperial Valley, thereby ensuring a non-GMO source of seed due to the prohibition on GMO crops in the Imperial Valley, as well as enabling us to diversify our production areas and distribution channels;

  the acquisition of a portfolio of dormant alfalfa seed germplasm in August 2012 to launch our entry into the dormant market;

  the acquisition of the leading local producer of non-dormant alfalfa seed in South Australia, Seed Genetics International Pty Ltd ("SGI"), in April 2013, which greatly expanded our production capabilities and geographic diversity;

  the acquisition of the alfalfa production and research facility assets and conventional (non-GMO) alfalfa germplasm from DuPont Pioneer, a wholly-owned subsidiary of E.I. du Pont de Nemours and Company ("DuPont Pioneer"), in December 2014, thereby substantially expanding upon our initial entrance into the dormant alfalfa seed market that began in 2012 and enabling us to greatly expand our production and research and product development capabilities; and

  the acquisition, in May 2016, of the assets and business of SV Genetics Pty Ltd ("SV Genetics"), a private Australian company specializing in the breeding and licensing of proprietary hybrid sorghum and sunflower seed germplasm, which represents our initial effort to diversify our product portfolio beyond alfalfa seed breeding and production and stevia R&D.

We believe our 2013 combination with SGI created the world's largest non-dormant alfalfa seed company and gave us the competitive advantages of year-round production in that market. With the completion of the acquisition of dormant alfalfa seed assets from DuPont Pioneer in December 2014, we believe we have become the largest alfalfa seed company worldwide (by volume), with industry-leading research and development, as well as production and distribution capabilities in both hemispheres and the ability to supply proprietary dormant and non-dormant alfalfa seed. Our operations span the world's alfalfa seed production regions, with operations in the San Joaquin and Imperial Valleys of California, five additional Western states, Australia and three provinces in Canada.

Our May 2016 acquisition of the hybrid sorghum and sunflower germplasm business and assets of SV Genetics signals management's commitment to our strategy of identifying opportunities to diversify our product lines and improve our gross margins.

Additional Company Information

From 1980 until 2009, our business was operated as a general partnership. We bought out the former partners beginning in June 2008, incorporated in October 2009 in Delaware, and completed the buyout of the general partners in May 2010. We reincorporated in Nevada in December 2011. SGI, our wholly owned subsidiary, was incorporated as a limited proprietary corporation in South Australia in 1993, as Harkness Group, changed its name to Seed Genetics Australia Pty Ltd in 2002, and in 2011, changed its name to Seed Genetics International Pty Ltd.

Our principal business office is located at 802 N. Douty Street, Hanford, California 93230, and our telephone is number (559) 884-2535. SGI's principal office space is located in Unley, South Australia. Our website address is www.swseedco.com. The information contained in or accessible through our website does not constitute part of this prospectus.

Private Placement

On July 19, 2017, we entered into a Securities Purchase Agreement with certain purchasers named therein, pursuant to which we sold and issued an aggregate of 2,685,000 shares of our common stock, at a purchase price of $4.00 per share, for aggregate gross proceeds of $10.74 million.

The Rights Offering

Securities Offered

We are distributing at no charge 0.148991 non-transferable subscription rights for each share of our common stock that you owned or are deemed to own based on an assumed exercise of warrants to purchase our common stock, as applicable, as of 5:00 p.m., New York time, on the record date, which is November 22, 2017, either as a holder of record or, in the case of shares held through brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. The total number of subscription rights issued to each holder will be rounded down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with this rights offering.

Subscription Privilege

We will distribute 0.148991 subscription rights to each holder of record of our common stock and warrants to our purchase common stock (on an as exercised basis) for each share of common stock held (or deemed to be held) by such holder. As used in this prospectus, the term "stockholder" shall include the holders of warrants, unless the context indicates otherwise. The total number of subscription rights issued to you will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of common stock at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Oversubscription Privilege

If you exercise your basic subscription privilege in full, you may also subscribe to purchase a portion of the oversubscription amount, which will be determined by subtracting from 3,500,000 the number of shares subscribed for pursuant to the basic subscription privilege. We refer to the shares available for oversubscription as the "oversubscription pool." All subscription funds, including any funds for oversubscription shares, will be held in escrow pending final determination of the oversubscription allocation.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded down so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction, the numerator of which is the number of unsubscribed shares, and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

On the date of expiration of the rights offering, the subscription agent will determine the "oversubscription amount," which is the difference between 3,500,000 shares and the number of shares subscribed for pursuant to the basic subscription privilege. The subscription agent will have the amount of oversubscription that each stockholder has indicated it would like to "purchase." The subscription agent will allocate the oversubscription amount accordingly (i.e., if the total number of oversubscription requests is less than the oversubscription amount, the oversubscription requests will be allocated in full; however, if the number of oversubscription requests exceeds the oversubscription amount, the subscription agent will allocate the pool pro rata).

Subscription Price

The subscription price per share of common stock is $3.50. To be effective, any payment related to the exercise of a subscription right must be received and must clear prior to the expiration of the rights offering period.

Record Date	November 22, 2017.

Use of Proceeds

To fund our acquisition of GMO alfalfa assets from DuPont Pioneer (in connection with our December 2014 acquisition of certain alfalfa assets from DuPont Pioneer) and for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for the repayment of debt, including our credit facility with KeyBank and our outstanding promissory note issued to DuPont Pioneer, or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies.

Procedure for Exercising Subscription Rights

The subscription rights may be exercised at any time during the subscription period, which commences on November 29, 2017. To exercise your subscription rights, you must properly complete the subscription rights certificate distributed by the subscription agent and deliver it, along with the full subscription price (including any amounts in respect of your oversubscription privilege), to the subscription agent, Transfer Online, Inc. before 5:00 p.m., New York time, on December 19, 2017, unless the expiration date is extended.

Payment Adjustments

If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Shares of Common Stock Issued and Outstanding Before the Rights Offering, Eligible to Participate in the Rights Offering and Outstanding After Completion of the Rights Offering

As of the record date, there were 20,791,365 shares of our common stock outstanding and outstanding warrants to purchase 2,699,999 million shares of our common stock. Accordingly, as of the record date, a total of 23,491,364 shares were eligible to participate pro rata in the rights offering.

We will issue up to a maximum of 3,500,000 shares of common stock in the rights offering and/or pursuant to the Backstop Commitment. Based on the number of shares outstanding as of the record date, if we issue all 3,500,000 shares of common stock available in this rights offering and/or pursuant to the Backstop Commitment, we would have 24,291,365 shares of common stock issued and outstanding following the completion of the rights offering.

Subscription Ratio

Based on an aggregate of 23,491,364 shares outstanding as of the record date or deemed to be outstanding (assuming exercise of all outstanding warrants) and eligible to participate in the rights offering, we will issue 0.148991 subscription rights for each share of common stock held of record (or deemed to be held) as of the record date.

Non-transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else.
Backstop Commitment

We have entered into an Investment Agreement with MFP, pursuant to which MFP has agreed to purchase from us, subject to certain conditions, the shares of common stock not subscribed for in the rights offering, at a price per share equal to the subscription price in the rights offering. All of our shares of common stock issued to MFP pursuant to the Backstop Commitment will be restricted shares and will bear a restrictive legend. Accordingly, such shares would not be registered pursuant to the registration statement of which this prospectus forms a part, although we have agreed to register such shares in a separate registration statement. MFP will not receive a fee in connection with the Backstop Commitment; however, we have agreed to pay up to $50,000 of MFP's expenses in connection with the Investment Agreement. One of our directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP.

Prior Private Placement with MFP, Wynnefield Capital, Inc. and a New Investor

In July 2017, we sold 2,685,000 shares of our common stock to a new investor and two of our stockholders, MFP and Wynnefield Capital, Inc., at a purchase price of $4.00 per share for total gross proceeds of $10,740,000 in a private placement exempt from registration by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D promulgated thereunder. That private placement is a distinct transaction from the rights offering. Subject to the terms and conditions of the rights offering, (i) certain members of our board of directors and our management have expressed their intention to purchase their respective pro rata share of the subscription rights, and (ii) MFP has expressed its intention to purchase its pro rata share of the subscription rights and has also committed to purchase shares of our common stock not subscribed for in the rights offering pursuant to the Backstop Commitment. One of our directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP.

No Revocation of Exercise by Stockholders

All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable or our stock price declines. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under " Description of the Rights Offering - Amendment, Withdrawal and Termination."
Amendment; Cancellation

Subject to the terms of the Investment Agreement with MFP, we may amend the terms of the rights offering or extend the rights offering period and we reserve the right to cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable, to those persons who subscribed for shares in the rights offering. We will notify you of any amendments or modifications to the terms of the rights offering, or if the rights offering is cancelled, by issuing a press release.

No Board Recommendation

Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See "Risk Factors."

Issuance of Common Stock

All shares of common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

Certain Material U.S. Federal Tax Consequences to U.S. Holders

For U.S. federal income tax purposes, we do not believe you should recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. However the rules applicable to the receipt and exercise of subscription rights are complicated and unclear in certain respects, and it is possible that the Internal Revenue Service ("IRS") could challenge our position. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see "Material U.S. Federal Income Tax Consequences to U.S. Holders."

Subscription Agent, Information Agent and Escrow Agent	Transfer Online, Inc.
Risk Factors

Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in "Risk Factors" beginning on page 12 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus, before making a decision to invest in our common stock.

Nasdaq Capital Market Symbol	SANW

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline after you exercise your subscription rights.

The market price of our common stock is subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, the fact that our stock is relatively thinly traded, and as a result trades of small numbers of our shares can have a significant impact on the trading price of our stock, business conditions in our markets and the general state of the securities markets and the market for other agricultural stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation and general economic and market conditions, such as recessions and downturns in the United States or global economy. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices that you find attractive.

If you do not fully exercise your subscription privilege, your interest in us may be significantly diluted, and to the extent you do exercise your subscription rights and the subscription price is less than the fair value of our common stock, you would experience an immediate dilution of the aggregate fair value of your subscription shares, which could be substantial.

Up to a maximum of 3,500,000 shares are issuable in the rights offering and/or pursuant to the Backstop Commitment. Accordingly, if you do not exercise your subscription privilege in full, your interest in us will be significantly diluted upon completion of the rights offering. In addition, if you do exercise your subscription rights and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your subscription shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our board of directors considered a number of factors in determining the price for the rights offering, including:

  the price per share at which a new investor and two of our major stockholders, MFP and Wynnefield Capital, Inc., purchased shares in a private placement in July 2017;
  "pass through" savings as a result of conducting the rights offering with no investment banking support;
  the price at which our stockholders might be willing to participate in the rights offering;
  the price per share at which MFP is willing to backstop the rights offering;
  historical and current trading prices for our common stock, including on a volume weighted average share price basis over certain periods; and
  the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline after you exercise your subscription rights. We also cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Our board of directors is not making any recommendations regarding your exercise of the subscription rights, and we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the offering.

Our board of directors is not making any recommendations regarding your exercise of the subscription rights. In addition, we did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of the offering. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.

The rights offering may cause the price of our common stock to decline.

The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if this rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if the holders of the shares received upon exercise of the subscription rights choose to sell some or all of their shares, the resulting sales could also depress the trading price of our common stock.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline after you exercise your subscription right. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $3.50 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds from the rights offering to fund our acquisition of GMO alfalfa assets from DuPont Pioneer (in connection with our December 2014 acquisition of certain alfalfa assets from DuPont Pioneer) and for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for the repayment of debt, including our credit facility with KeyBank and our outstanding promissory note issued to DuPont Pioneer, or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies. However, we may allocate the proceeds among these purposes as we determine is appropriate. Moreover, economic, business and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

If you do not act timely and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act timely to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire or bank draft drawn on a U.S. bank or a U.S. postal money order.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The receipt of subscription rights may be treated as a taxable distribution to you.

We believe the distribution of the subscription rights in this rights offering should be a non-taxable distribution to holders of shares of common stock and warrants under Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Please see the discussion of "Material U.S. Federal Income Tax Consequences to U.S. Holders" below. This position is not binding on the IRS, or the courts, however. If this rights offering is deemed to be part of a "disproportionate distribution" under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a tax-free return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock and each holder of warrants is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can generally be identified as such because the context of the statement will include words such as "may," "will," "intend," "plan," "believe," "anticipate," "expect," "estimate," "predict," "potential," "continue," "likely," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those noted in "Risk Factors" above and in any applicable prospectus supplement or free writing prospectus, and those included in the documents that we incorporate by reference herein and therein.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus or any applicable prospectus supplement or free writing prospectus, or documents incorporated by reference herein and therein, that include forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock offered in the rights offering and/or pursuant to the Backstop Commitment after deducting estimated offering expenses, will be approximately $11,900,000. We estimate that the expenses of the rights offering will be approximately $350,000.

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds from the rights offering for general corporate purposes, including working capital and capital expenditures, and to fund our pending acquisition of GMO alfalfa assets from DuPont Pioneer if that transaction proceeds.

In connection with our December 2014 acquisition of certain alfalfa assets from DuPont Pioneer (the "DuPont Pioneer Acquisition"), we agreed to the terms of a second asset purchase agreement relating to the purchase of DuPont Pioneer's GMO alfalfa assets, which would be entered into under certain circumstances. Specifically, if we and DuPont Pioneer obtain required consents and/or licenses from Forage Genetics International, LLC, a subsidiary of Land O' Lakes, Inc. ("FGI"), either we or DuPont Pioneer have the right to enter into (and require the other party to enter into) the second asset purchase agreement on or before December 29, 2017, pursuant to which we would acquire DuPont Pioneer's GMO germplasm varieties and other related assets for an aggregate purchase price of $7,000,000. If we or DuPont Pioneer do not obtain the requisite consents and/or licenses, or if certain other customary conditions are not satisfied, then the obligations of the parties to enter into the second asset purchase agreement will terminate and we will have no right or obligation to acquire DuPont Pioneer's GMO alfalfa assets.

We are in active discussions with DuPont Pioneer and FGI regarding this second asset purchase agreement and FGI's required consents. We continue to pursue discussions with FGI and DuPont Pioneer to obtain the required consents and licenses to enable us to acquire DuPont Pioneer's GMO alfalfa assets. There is no assurance that we will purchase the DuPont Pioneer GMO assets, however, we are actively working to satisfy the requisite conditions and are hopeful that the purchase will be consummated.

If our pending acquisition of DuPont Pioneer's GMO alfalfa assets proceeds, we intend to use a portion of the net proceeds from the rights offering to fund all or part of this acquisition.

In addition, we may use a portion of the net proceeds for the repayment of debt, including our credit facility with KeyBank and our outstanding promissory note issued to DuPont Pioneer, or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies.

On September 22, 2015, we entered into a $20.0 million principal amount revolving credit facility with KeyBank National Association ("KeyBank"), which principal amount was increased to $35.0 million pursuant to a Fourth Amendment Agreement on September 13, 2017 (as amended, the "KeyBank Credit Facility"). The KeyBank Credit Facility has a maturity date of September 12, 2019 and loans may be based on a Base Rate or Eurodollar Rate (which is increased by an applicable margin of 2.2% per annum), each as defined in the September 22, 2015 Credit and Security Agreement between us and KeyBank. We may use a material portion of the net proceeds from the rights offering to pay down our principal balance of the KeyBank Credit Facility.

On December 31, 2014, in connection with the DuPont Pioneer Acquisition, we issued a secured promissory note (the "Pioneer Note") payable by us to DuPont Pioneer in the initial principal amount of $10,000,000 (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the Pioneer Note) of up to $5,000,000 based on our sales under the distribution and production agreements entered into in connection with the DuPont Pioneer Acquisition, as well as other sales of products we consummate containing the acquired germplasm in the three-year period following the closing. The Pioneer Note accrues interest at a rate of 3% per annum, and interest is payable in three annual installments, in arrears, commencing on December 31, 2015. The Pioneer Note matures on December 31, 2017.

Pending these uses, we intend to invest our net proceeds from this offering primarily in cash or short-term equivalents. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

MARKET PRICE OF OUR COMMON STOCK

Market Information

The following table sets forth the range of high and low sales prices per share of our common stock as reported on the NASDAQ Capital Market for the periods indicated.

	High	Low

Year Ended June 30, 2016
First Quarter	$5.42	$4.05
Second Quarter	4.80	4.05
Third Quarter	4.78	3.90
Fourth Quarter	4.80	4.10
Year Ended June 30, 2017
First Quarter	$5.14	$4.24
Second Quarter	5.35	4.25
Third Quarter	5.00	4.15
Fourth Quarter	5.20	3.08
Year Ending June 30, 2018
First Quarter	$4.20	$2.90
Second Quarter (through November 15, 2017)	4.00	2.90

On November 15, 2017, the closing price as reported on the NASDAQ Capital Market of our common stock was $3.00 per share.

Holders

As of November 15, 2017, there were 38 stockholders of record holding shares of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. In addition, our credit facility with KeyBank contains restrictions on our ability to pay dividends.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on September 30, 2017 was $25.8 million, or $1.24 per share (based upon 20,692,089 shares of our common stock outstanding). Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale in this rights offering by us of 3,500,000 shares of common stock at a subscription price of $3.50 per share and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been $37.7 million, or $1.56 per share of common stock. This represents an immediate increase in net tangible book value of $0.32 per share to existing stockholders and immediate dilution in net tangible book value of $1.94 per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Subscription price per share of common stock		$3.50
Net tangible book value per share as of September 30, 2017	$1.24
Increase per share attributable to investors in this offering	0.32
As adjusted net tangible book value per share as of September 30, 2017 after giving effect to this offering		1.56
Dilution per share to investors participating in this offering		$1.94

The discussion and table above do not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the subscription price per share in this offering.

The number of shares of our outstanding common stock reflected in the discussion and table above is based on 20,692,089 shares of common stock outstanding as of September 30, 2017 and excludes, as of that date:

  862,746 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.01 per share;
  123,652 shares of our common stock issuable upon the settlement of outstanding restricted stock units;
  2,699,999 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $4.46 per share (as may be adjusted pursuant to their terms); and
  505,103 shares of our common stock to be reserved for potential future issuance pursuant to Amended and Restated 2009 Equity Incentive Plan.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, all with a par value of $0.001 per share. As of November 15, 2017, we had 20,791,365 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Preferred Stock

We have never had, and immediately following this offering we will not have, any shares of preferred stock outstanding. Our board of directors, without any further vote or action by our stockholders, has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock from time to time, in one or more classes or series of shares, on terms that it may determine, including among other things:

  its dividend rate;
  its liquidation preference;
  whether or not the shares will be convertible into, or exchangeable for, any other securities; and
  whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

The issuance of preferred stock may delay, deter or prevent a change in control.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws and the Effect of Nevada Anti-takeover Statute.

We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation's directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Section 78.416 defines "business combination" to include the following:

  any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;
  any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;
  the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or
  the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions.

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders of record, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 200 stockholders of record or 100 stockholders of record resident of Nevada. Notwithstanding, our Bylaws exempt our common stock from the control share acquisition act. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares.

Our Transfer Agent, Registrar, Subscription Agent and Information Agent

Our transfer agent and registrar for our common stock is Transfer Online, Inc., Portland, Oregon. Transfer Online is also serving as the subscription agent and the information agent for the rights offering.

DESCRIPTION OF THE RIGHTS OFFERING

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading "Risk Factors" and the information that is incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

The Subscription Rights Generally

We are distributing to the holders of our common stock and warrants to purchase our common stock (on an assumed as-exercised basis) as of 5:00 p.m., New York time, on November 22, 2017, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.148991 subscription rights for each share of common stock you owned or are deemed to own, assuming exercise of the warrants, as applicable, as of 5:00 p.m., New York time, on the record date. The total number of subscription rights issued to each holder will be rounded down to the nearest whole number.

The subscription rights will be evidenced by subscription rights certificates. Each subscription right includes a basic subscription privilege and an oversubscription privilege which are described in greater detail below. Subscription rights may be exercised at any time during the subscription period, which commences on November 29, 2017, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on December 19, 2017. You are not required to exercise any of your subscription rights.

Subscription Privilege

We will distribute 0.148991 subscription rights to each holder of record of our common stock and warrants to purchase our common stock (on an as-exercised basis) for each share of common stock held (or deemed to be held) by such holder, together with the holders of the warrants, collectively, for purposes of the rights offering, "stockholders." The total number of subscription rights issued to each holder will be rounded down to the nearest whole number. Each whole subscription right will entitle you to purchase one share of common stock at a subscription price of $3.50 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. The subscription privilege will allocate the rights to purchase up to 3,500,000 shares of common stock (the "offered pool"), allocated pro rata among the stockholders entitled to participate as of the record date. We will place into escrow the subscribed for shares in the "offered pool," pending completion of the oversubscription portion of the rights offering. See "- Oversubscription Privilege."

Oversubscription Privilege

If any of our stockholders do not exercise all of the subscription rights issued to them in this rights offering, then each holder who has exercised subscription rights in full will have the opportunity to purchase additional shares of our common stock at the subscription price of $3.50 per share under the oversubscription right. By extending oversubscription rights to our stockholders, we are providing those holders who have exercised all of their subscription rights with an opportunity to purchase shares that are not purchased by other stockholders in this rights offering.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, there are not enough shares available to fully satisfy all oversubscription right requests, we will allocate the available shares of common stock pro rata among those stockholders exercising their oversubscription privilege in proportion to the product (rounded down so that the subscription price multiplied by the aggregate number of shares does not exceed the aggregate offering amount) obtained by multiplying the number of shares such stockholder subscribed for under the oversubscription privilege by a fraction the numerator of which is the number of unsubscribed shares and the denominator of which is the total number of shares sought to be subscribed for under the oversubscription privilege by all holders participating in such oversubscription. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration date.

In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you fully exercise your basic subscription privilege and are allotted the full amount of your oversubscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your oversubscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the oversubscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an oversubscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege, you will be allocated only the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege.

On the date of expiration of the rights offering, the subscription agent will determine the "oversubscription amount," which is the difference between 3,500,000 shares and the number of shares subscribed for pursuant to the basic subscription privilege. The subscription agent will have the amount of oversubscription requests that each stockholder has indicated it would like to "purchase." The subscription agent will allocate the oversubscription amount accordingly (i.e., if the total amount of oversubscription requests is less than the oversubscription amount, the oversubscription requests will be allocated in full; however, if the amount of oversubscription requests exceeds the oversubscription amount, the subscription agent will allocate the pool pro rata).

Subscription Price

Our board of directors considered a number of factors in determining the price for the rights offering, including:

  the price per share at which a new investor and two of our major stockholders, MFP and Wynnefield Capital, Inc., purchased shares in a private placement in July 2017;
  "pass through" savings as a result of conducting the rights offering with no investment banking support;
  the price at which our stockholders might be willing to participate in the rights offering;
  the price per share at which MFP is willing to backstop the rights offering;
  historical and current trading prices for our common stock, including on a volume weighted average share price basis over certain periods; and
  the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

See "Risk Factors - The subscription price determined for the rights offering is not an indication of the fair value of our common stock."

A member of our board of directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP, one of the purchasers in the above referenced July 2017 private placement.

Expiration Time and Date

The subscription rights will expire at 5:00 p.m., New York time, on December 19, 2017, unless we extend it. We reserve the right to extend the subscription period at our sole discretion. Any extension of the subscription period for more than 30 days will require MFP's prior written consent. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription agent on or before the scheduled expiration date, and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. You must properly complete the subscription rights certificate distributed by the subscription agent and deliver it, along with the full subscription price, to the subscription agent prior to 5:00 p.m., New York time, on December 19, 2017, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise. Shares purchased in the rights offering will be issued, and any subscription payments for shares not allocated or validly purchased will be sent, as soon as practicable following the expiration date of the rights offering.

Shares of Common Stock Outstanding After the Rights Offering

As of the record date, there were 20,791,365 shares of our common stock outstanding. We will issue up to a maximum of 3,500,000 shares of common stock in the rights offering and/or pursuant to the Backstop Commitment. Based on the number of shares issued and outstanding as of the record date, if we issue all 3,500,000 shares of common stock available in this rights offering and/or pursuant to the Backstop Commitment, we would have 24,291,365 shares of common stock issued and outstanding following the completion of the rights offering. Assuming no change in the number of shares issued and outstanding as of the record date, the dilution from the rights offering would be approximately 14.5%.

The shares of our common stock are listed on the Nasdaq Capital Market under the symbol "SANW."

Reasons for the Rights Offering

We are conducting the rights offering in order to raise additional capital and to improve and strengthen our financial position. We intend to use the net proceeds from the rights offering to fund our acquisition of GMO alfalfa assets from DuPont Pioneer and for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for the repayment of debt or refinancing of indebtedness or the acquisition of land, facilities, property or complementary products or companies.

In authorizing the rights offering, our board of directors considered and evaluated a number of factors, including:

  our current capital resources and our future need for additional liquidity and capital;
  the size and timing of the rights offering;
  the potential dilution to our current stockholders if they choose not to participate in the offering;
  alternatives available for raising capital, including debt and other forms of equity raises;
  the potential impact of the rights offering on the public float for our common stock;
  MFP's willingness to backstop the rights offering;
  that applicable NASDAQ marketplace rules do not require stockholder approval of the rights offering or the Backstop Commitment; and
  the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of common stock.

The net proceeds to us, after deducting estimated offering expenses, will be approximately $11,900,000, assuming all 3,500,000 shares are issued in the rights offering and/or pursuant to the Backstop Commitment. We estimate that the expenses of the rights offering will be approximately $350,000.

Investment Agreement

We have entered into an Investment Agreement with MFP, pursuant to which MFP has agreed to provide the Backstop Commitment. The unsubscribed shares sold to MFP, if any, will be issued in a private placement. Accordingly, such shares would not be registered pursuant to the registration statement of which this prospectus forms a part, although we have agreed to register such shares in a separate registration statement. One of our directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP. For more information, see the section entitled "Description of the Backstop Commitment" of this prospectus.

Limitations on the Purchase of Shares of Common Stock

Subject to your ability to exercise the oversubscription privilege, you may only purchase the number of whole shares of common stock purchasable upon exercise of the basic subscription privilege included in the subscription rights distributed to you in the rights offering. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of our shares of common stock or warrants to purchase our common stock you held on the record date. Although stockholders that fully and properly exercise their basic subscription privilege have the right to exercise the oversubscription privilege, there can be no assurances of the number of shares, if any, that a holder will be able to acquire through the exercise of the oversubscription privilege. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

In addition, we will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, you have not obtained this clearance or approval.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, to the subscription agent at the address set forth under "- Subscription Agent and Information Agent" below, on or prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares that holds your shares through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York time, on December 19, 2017. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  you are a record holder and your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
  you are an eligible institution.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Payment for Shares

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the subscription privilege by either:

  wire transfer of immediately available funds to accounts maintained by the subscription agent;
  uncertified check payable to "Transfer Online, Inc. (acting as subscription agent for S&W Seed Company)";
  bank draft drawn upon a U.S. bank and payable to "Transfer Online, Inc. (acting as subscription agent for S&W Seed Company)"; or
  U.S. postal money order payable to "Transfer Online, Inc. (acting as subscription agent for S&W Seed Company)."

If you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your subscription rights) to your nominee in each case, prior to the expiration of the rights offering.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, we will return this money to subscribers, without interest or penalty, as soon as practicable.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

  clearance of any uncertified check deposited by the subscription agent; or
  receipt by the subscription agent of any wire or bank draft drawn upon a U.S. bank or any U.S. postal money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider making your payment by wire transfer or, as an alternative, using a bank draft or U.S. postal money order.

Missing or Incomplete Subscription Information

If you do not indicate the number of basic and, if applicable, oversubscription rights being exercised or complete the other required information, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Amendment, Withdrawal and Termination

The period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion. Any extension of the subscription period for more than 30 days will require MFP's prior written consent. Our board of directors does not currently intend to extend the expiration of the rights offering.

If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Delivery of Shares of Common Stock

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege and oversubscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a stockholder of our common stock until your account, or your account at your broker, custodian bank or other nominee is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See "Risk Factors" in this prospectus and in any document incorporated by reference into this prospectus.

Miscellaneous

No Brokers, Dealers or Underwriters

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, underwriting fees or discounts will be paid in connection with this rights offering.

Subscription Agent and Information Agent

Transfer Online, Inc. is acting as the subscription agent and information agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price (other than wire transfers) and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Transfer Online, Inc. as follows:

Transfer Online, Inc.
512 SE Salmon Street
Portland, OR 97214
Attn: Reorganization Department

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Transfer Online, Inc. at (503) 227-2950.

We will pay the fees and expenses of Transfer Online, Inc., as subscription agent and information agent.

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Escrow Agent

Transfer Online, Inc. will serve as escrow agent to hold the offered pool subscribed shares pending completion of the oversubscription portion of the rights offering. We will pay the fees and expenses of Transfer Online, Inc., in its capacity as escrow agent.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions as to the Use of S&W Seed Company Subscription Rights Certificates distributed by the subscription agent, you should contact Transfer Online, Inc. at (503) 227-2950.

DESCRIPTION OF THE BACKSTOP COMMITMENT

Below is a brief summary of matters related to the Backstop Commitment.

Investment Agreement

Pursuant to the Investment Agreement, MFP has agreed to provide the Backstop Commitment. The unsubscribed shares sold to MFP, if any, are being offered and sold to MFP in a private placement, although we have agreed to register such shares in a separate registration statement.

MFP's obligation to provide the Backstop Commitment under the Investment Agreement is subject to customary conditions, including, but not limited to, the following: (i) the effectiveness of the registration statement of which this prospectus is a part; (ii) the rights offering being conducted in accordance with the terms and conditions of the Investment Agreement and this prospectus; (iii) MFP having received certain notices from us; (iv) all governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by the Investment Agreement having been made or received; (v) no legal impediment to the issuance of shares pursuant to the rights offering or the Backstop Commitment; (vi) us being in good standing as of the closing date of the rights offering and the other transactions contemplated by the Investment Agreement; (vii) the accuracy of our representations and warranties made in the Investment Agreement; (viii) our compliance in all material respects with our covenants made in the Investment Agreement; (ix) the absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect (as defined in the Investment Agreement); (x) reimbursement of MFP's expenses in connection with the Investment Agreement; and (xi) the absence of certain adverse market events.

The Investment Agreement may be terminated at any time prior to the closing of the rights offering and the issuances contemplated by the Investment Agreement:

  by mutual written consent;
  by MFP, under the following circumstances: (i) if we breach any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of being cured by February 28, 2018; (ii) if the rights offering has not commenced by February 28, 2018; (iii) after February 28, 2018, if the rights offering has not been completed by reason other than a breach by MFP of its obligations under the Agreement; or
  by us under the following circumstances: (i) if MFP breaches any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of cure by February 28, 2018; or (ii) after February 28, 2018, if the rights offering has not been completed by reason other than our breach of our obligations under the Agreement.

We have agreed to indemnify MFP and its affiliates, and its and their respective officers, directors, members, partners, employees, agents and controlling persons for losses arising out of the rights offering, the Investment Agreement or any of the transactions contemplated by the Investment Agreement, subject to certain exceptions.

We are not paying a fee to MFP in connection with the Backstop Commitment. However, we have agreed to reimburse MFP for its reasonable costs and expenses, not to exceed $50,000 in the aggregate.

Pursuant to the Investment Agreement, MFP will receive certain customary registration rights with respect to the shares of common stock that it acquires under the Investment Agreement.

MFP Ownership

As of the record date, MFP owned 4,507,838 shares of common stock, representing approximately 21.7% of our issued and outstanding shares of common stock as of such date. Following completion of the rights offering and after giving effect to the Backstop Commitment, if no other stockholders exercise their subscription rights in the rights offering, MFP will own 8,007,838 shares of our common stock, representing approximately 33.0% of our issued and outstanding shares of common stock. One of our directors, Alexander C. Matina, is Vice President of Investments of the general partner of MFP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights. The legal conclusions as to matters of U.S. federal income tax law included in the following discussion constitute the opinion of our counsel, Cooley LLP. In this section, all references to "we" and "our" refer to the Company and not to Cooley LLP.

This summary deals only with subscription rights acquired through the rights offering and shares of our common stock acquired upon exercise of subscription rights, in each case, that are held as capital assets by a beneficial owner. This discussion applies only to U.S. Holders and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to U.S. Holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, corporations that accumulate income to avoid U.S. federal income tax, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights, shares of our common stock or warrants as part of a hedging, integrated, conversion or constructive sale transaction, a synthetic security or a straddle, or another risk reduction strategy, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights, shares of our common stock or warrants in connection with employment or other performance of services, and persons that have a functional currency other than the U.S. dollar. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock or warrants, the exercise (or expiration) of the subscription rights, or the acquisition, ownership and disposition of shares of our common stock, in each case that are different from those discussed below.

As used herein, a "U.S. Holder" means a beneficial owner of shares of our common stock, warrants, subscription rights or shares of our common stock acquired upon exercise of subscription rights, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person.

If any entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner (or participant in another pass-through entity) generally will depend upon the status of the person and the activities of the entity. Holders that are partnerships or other pass-through entities (and partners in such partnerships and participants in such entities) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK OR WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and do not specifically address the consequences of certain aspects of this rights offering, including the distribution of subscription rights to warrant holders and the effects of the oversubscription privilege, we do not believe your receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to your existing shares of common stock or warrants for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. For this purpose, rights to acquire stock are treated as stock, so that holders of warrants would be treated as stockholders. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include "disproportionate distributions." A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation's assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire our common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If our position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a "disproportionate distribution" or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder's pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a tax-free return of capital to the extent of the stockholder's tax basis in our stock and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2017. Further, if our position is incorrect, the treatment of holders of warrants may differ from the treatment of the subscription rights distribution to the holders of our common stock. The warrant holders may be treated in a manner similar to holders of our common stock but it is possible that they may be subject to different and more adverse U.S. federal income tax consequences.

The following discussion is based upon the treatment of the subscription rights issuance as a non-taxable distribution with respect to your existing shares of common stock or warrants for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive in respect of your existing shares of common stock is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will have a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between those existing holdings and the subscription rights in proportion to the relative fair market values of the existing holdings and the subscription rights, each determined on the date of receipt of the subscription rights. If you elect to allocate basis between your existing holdings and the subscription rights, you must make this election on a statement included with a timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. The election is irrevocable.

If the fair market value of the subscription rights you receive in respect of your existing shares common stock is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the basis in your existing holdings between those holdings and the subscription rights in proportion to their fair market values determined on the date you receive the subscription rights. It is unclear whether the rules for allocating tax basis will apply in the same way to subscription rights received with respect to warrants. We urge you to consult with your own tax advisor as to the computation of the basis in subscription rights received with respect to our warrants.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including but not limited to any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss upon the exercise of a subscription right received pursuant to the rights offering. Your adjusted tax basis in the shares of common stock acquired through the exercise of such subscription rights should equal the sum of (i) the subscription price paid for the shares, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise. The holding period for shares of common stock acquired upon exercise of such subscription rights will begin on the date the subscription right is exercised.

If you exercise a subscription right received in the rights offering after disposing of the shares of our common stock or warrants with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of common stock or warrants previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or warrants previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of shares of common stock or warrants with respect to which such subscription right is received, you should consult with your own tax advisor.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re- allocate any portion of the tax basis in your existing shares of common stock or warrants previously allocated to the expired subscription rights to the existing shares of common stock or warrants.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of subscription rights will be taxable as dividend income when the distribution is actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be "qualified dividends" subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in your shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. The capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding if you receive dividend payments (including constructive dividends) or receive gross proceeds from the disposition of shares of our common stock acquired through the exercise of subscription rights. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons, including corporations and certain financial institutions, that demonstrate this fact, if requested, are exempt from information reporting and backup withholding. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS, SHARES OF OUR COMMON STOCK AND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

PLAN OF DISTRIBUTION

We will distribute the subscription rights, subscription rights certificates and copies of this prospectus to persons who owned shares of our common stock or warrants to purchase our common stock of record as of 5:00 p.m., New York time, on November 22, 2017, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, Transfer Online, Inc. See "Description of the Rights Offering - Method of Exercising Subscription Rights." If you have any questions, you should contact the information agent, Transfer Online, Inc., at (503) 227-2950. The subscription rights will not be listed on any stock exchange or market or on the OTC Markets. Our shares of common stock are listed on the Nasdaq Capital Market under the symbol "SANW."

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $350,000.

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the subscription rights offered by this prospectus will be passed upon for us by Wexler Burkhart Hirschberg & Unger LLP, Garden City, New York. Certain U.S. federal income tax considerations pertaining to the receipt, lapse and exercise of the rights offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California.

EXPERTS

The consolidated financial statements as of June 30, 2017 and 2016, and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2017 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the following documents as well as all documents (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus:

  our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the SEC on September 20, 2017;
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed with the SEC on November 9, 2017;
  our Current Reports on Form 8-K filed with the SEC on July 20, 2017, July 21, 2017, September 14, 2017, September 18, 2017, October 4, 2017 and October 12, 2017; and
  the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 23, 2010, including any amendments and reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 802 N. Douty Street, Hanford, California 93230, Attn: Corporate Secretary or telephoning us at (559) 884-2535.

We maintain a website at http://swseedco.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

3,500,000 Shares of Common Stock

Prospectus

November 22, 2017